Exhibit 3

[FORM OF ETRACS DAILY SHORT 1-MONTH S&P 500 VIX FUTURES ETN DUE SEPTEMBER 6, 2041]

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO UBS AG, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 8 ON THE FACE OF THIS SECURITY.

THE PERSON MAKING THE DECISION TO ACQUIRE THIS SECURITY SHALL BE DEEMED, ON BEHALF OF ITSELF AND THE HOLDER, BY ACQUIRING AND HOLDING THIS SECURITY OR EXERCISING ANY RIGHTS RELATED THERETO, TO REPRESENT THAT:

(i) THE FUNDS THAT THE HOLDER IS USING TO ACQUIRE THIS SECURITY ARE NOT THE ASSETS OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN DESCRIBED IN AND SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), A GOVERNMENTAL PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS SIMILAR TO THE PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA, OR OTHERWISE; OR

(ii)(A) THE HOLDER WILL RECEIVE NO LESS AND PAY NO MORE THAN “ADEQUATE CONSIDERATION” (WITHIN THE MEANING OF SECTION 408(B)(17) OF ERISA AND SECTION 4975(F)(10) OF THE CODE) IN CONNECTION WITH THE PURCHASE AND HOLDING OF THIS SECURITY; (B)

NONE OF THE PURCHASE, HOLDING OR DISPOSITION OF THIS SECURITY OR THE EXERCISE OF ANY RIGHTS RELATED TO THE SECURITY WILL RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR THE CODE (OR WITH RESPECT TO A GOVERNMENTAL PLAN, UNDER ANY SIMILAR APPLICABLE LAW OR REGULATION); AND (C) NEITHER THE UBS AG NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR, WITH RESPECT TO A GOVERNMENTAL PLAN, UNDER ANY SIMILAR APPLICABLE LAW OR REGULATION) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH SUCH PERSON’S ACQUISITION, DISPOSITION OR HOLDING OF THIS SECURITY, OR AS A RESULT OF ANY EXERCISE BY UBS AG OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THE SECURITY, AND NO ADVICE PROVIDED BY UBS AG OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF SUCH PURCHASER OR HOLDER IN CONNECTION WITH THIS SECURITY AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS SECURITY.

CUSIP No. 90268A873

ISIN: US90268A8734

UBS AG

MEDIUM-TERM NOTES, SERIES A

$• UBS AG ETRACS Daily Short 1-Month S&P 500 VIX Futures ETN due September 6, 2041

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Principal Amount: $• equal to • Securities at $100.00 per Security

Index: S&P 500 VIX Short-Term Futures Index ER

Initial Trade Date: September 7, 2011

Interest Rate: The principal of this Security shall not bear interest.

Denomination: $100.00 per Security

Payment at Maturity: For each Security, unless earlier called, accelerated or redeemed, the Holder will receive on the Maturity Date a cash payment equal to the Current Principal Amount as of the Final Valuation Date. If the amount so calculated is less than zero, the payment at maturity will be zero.

Early Redemption: The Holder may, subject to the procedural requirements provided under Section 5 hereof, elect to require the Company to redeem the Holder’s Securities in whole or in part on any Redemption Date prior to the Maturity Date commencing on September 19, 2011 through and including August 30, 2041. If the Holder requires the Company to redeem the Holder’s Securities on any Redemption Date, the Holder upon early redemption, will receive per Security a cash payment on the relevant Redemption Date equal to (i) the Current Principal Amount as of the applicable Valuation Date minus (ii) the Redemption Fee as of the applicable Valuation Date (the “Redemption Amount”). If the amount so calculated is less than zero, the payment upon early redemption will be zero. The Company shall not be required to redeem fewer than 25,000 Securities at one time, provided that the Company may from time to time in its sole discretion reduce, in part or in whole, this minimum redemption amount on a consistent basis for all Holders who hold Securities at the time the reduction becomes effective.

Call Settlement Amount: In the event the Company exercises its call right (the “Call Right”), the Holder will receive per Security a cash payment on the relevant Call Settlement Date equal to the Current Principal Amount as of the applicable Valuation Date (the “Call Settlement Amount”).

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Acceleration upon Minimum Indicative Value or Maximum Intraday Index Value: If, at any time, (i) the Indicative Value on any Trading Day equals $5.00 or less or (ii) the intraday index value increases in value at least 60% as compared to the Index Closing Level on the previous Trading Day (each such day, an “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by the Company (even if the Indicative Value would later exceed $5.00 or the intraday index value would decrease from the 60% level on such Acceleration Date or any subsequent Trading Day) for a cash payment equal to the Current Principal Amount on the Acceleration Date (the “Acceleration Amount”), which will be calculated on and as of the Acceleration Date and paid on the Acceleration Settlement Date.

Calculation Agent: UBS Securities LLC

Defeasance: Neither full defeasance nor covenant defeasance applies to this Security.

Listing: NYSE Arca, Inc.

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“STANDARD & POOR’S®”, “S&P®” AND “S&P 500®” ARE REGISTERED TRADEMARKS OF STANDARD & POOR’S FINANCIAL SERVICES LLC (“STANDARD & POOR’S”) AND ARE LICENSED FOR USE BY UBS AG AND ITS AFFILIATES. THIS SECURITY IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR’S AND STANDARD & POOR’S DOES NOT MAKE ANY REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THIS SECURITY.

OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“Acceleration Settlement Date” means the third Trading Day after the Acceleration Date, subject to adjustment as provided in Section 3 hereof.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

“Call Settlement Date” means, with respect to the exercise by the Company of its Call Right, any Trading Day on or after September 12, 2012 through and including the Maturity Date, subject to adjustment as provided under Section 3 hereof.

“CBOE” means the Chicago Board Options Exchange, Incorporated.

“Current Principal Amount” means an amount per Security equal to (i) on the Initial Trade Date, $100.00; (ii) for each subsequent calendar day:

(Current Principal Amount on the previous calendar day × Daily Index Factor on such calendar day (or, if such day is not a Trading Day, one)) – Tracking Fee on such calendar day – Event Risk Weekly Hedge Cost on such calendar day.

“Daily Index Factor” means, on any Trading Day, an amount equal to 1 + (1- ((a) the Index Closing Level on such Trading Day ÷ (b) the Index Closing Level on the immediately preceding Trading Day).

“Default Amount” means, on any day, an amount in U.S. dollars, as determined by the Calculation Agent in its sole discretion, equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking), plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the

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Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking) and notify the other in writing of such quotation. If the Company or any Holder obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount.

The “Default Quotation Period” shall be the period beginning on the day the Default Amount first becomes due and payable and ending on the third Business Day after such due date, unless no such quotation is obtained, or unless every such quotation so obtained is objected to within five Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case, the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Final Valuation Date, then the Default Amount will equal the Principal Amount.

The “Event Risk Weekly Hedge Cost” on the Initial Trade Date will equal zero. On each subsequent calendar day until maturity, acceleration, early redemption or call, the Event Risk Weekly Hedge Cost will be equal to the product of (i) 0.077% divided by 7 times (ii) the Current Principal Amount on the immediately preceding calendar day.

The “Final Valuation Date” will be the Trading Day that falls on September 3, 2041, subject to adjustment as provided in Section 3 hereof. If the Final Valuation Date is not a Trading Day, then such Final Valuation Date will be the next succeeding Trading Day, but such delay will not exceed three Trading Days.

A “force majeure” event includes any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the Calculation Agent determines to be beyond its reasonable control and materially affects any Index, any futures contract underlying any Index, any futures contract underlying any Index, or the calculation of the VIX Index.

“Index Calculation Agent” means the entity that calculates the level of the Index, which is currently S&P.

“Index Closing Level” means the closing level of the Index as reported on the NYSE and Bloomberg L.P.; provided, however, that if the closing level of the Index as reported on the NYSE (or any successor) differs from the closing level of the Index as

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reported on Bloomberg L.P. (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent.

“Index Sponsor” means the entity that publishes the level of the Index, which is currently S&P.

“Indicative Value” means at a given time on any Trading Day a value of this Security that is calculated by NYSE Arca, Inc. and published to Bloomberg L.P. (based in part on information provided by the NYSE) or a successor via the facilities of the Consolidated Tape Association under the symbol “AAVXIV,” equal to the Current Principal Amount calculated using the intraday indicative value of the Index published by the NYSE (or any successor) under the symbol “SPVXSP” (or any successor symbol) as of such time as the Index Closing Level as of such date.

“Market Disruption Event” with respect to the Index means any of the following, in each case as determined by the Calculation Agent in its sole discretion:

(a) the Index Sponsor does not publish the level of the Index on any Trading Day;

(b) a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500® Index on the relevant exchanges (as defined below) for such securities for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculating the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchanges;

(c) a breakdown or failure in the price and trade reporting systems of any relevant exchange for the S&P 500® Index as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the S&P 500® Index are materially inaccurate (i) during the one hour preceding the close of the principal trading session on such relevant exchange or (ii) during any one hour period of trading on such relevant exchange on any day that is an “index roll date” for purpose of calculating the VIX Index or the relevant successor index;

(d) a suspension, absence or material limitation of trading on any relevant exchange for the VIX Index (or any relevant successor index) for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculating the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;

(e) a breakdown or failure in the price and trade reporting systems of any relevant exchange for the VIX Index (or the relevant successor index) as a result of which the reported trading prices for SPX Options or futures on the VIX Index (or futures on the relevant successor index) during the one hour period preceding, and including, the scheduled time at which the value of SPX Options is calculated for purposes of the VIX Index (or the relevant successor index) are materially inaccurate;

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(f) a decision to permanently discontinue trading in SPX Options or futures on the VIX Index (or futures on the relevant successor index);

(g) on any Trading Day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any futures contract underlying the Index;

(h) any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by an applicable governmental authority) that results in an illiquid market for trading in any futures contract underlying the Index; and

(i) the declaration or continuance of a general moratorium in respect of banking activities in any relevant city.

For purposes of determining whether a Market Disruption Event has occurred:

(a) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of any relevant exchange for the S&P 500® Index or the VIX Index (or the relevant successor index);

(b) limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Index Sponsor) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(c) a suspension of trading in an SPX Option or a futures contract on the VIX Index (or futures contract on the relevant successor index) by the relevant exchange for the VIX Index (or the relevant successor index) by reason of:

(i)	a price change exceeding limits set by such Relevant Exchange,

(ii)	an imbalance of orders relating to such options, or

(iii)	a disparity in bid and ask quotes relating to such options will, in each such case, constitute a suspension, absence or material limitation of trading on such Relevant Exchange; and

(d)	a “suspension, absence or material limitation of trading” on any Relevant Exchange will not include any time when such Relevant Exchange is itself closed for trading under ordinary circumstances.

“Maturity Date” means the third Trading Day after the Final Valuation Date, which is scheduled to be September 6, 2041, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day, subject to adjustments as provided under Section 3 hereof.

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“NYSE” means the New York Stock Exchange.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by S&P or any successor, or any other comparable rating then used by that rating agency, or (ii) P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

“Redemption Date” means the third Trading Day following the corresponding Valuation Date (other than the Final Valuation Date), or if such day is not a Trading Day, the next following Business Day, commencing on September 19, 2011; the final Redemption Date will be August 30, 2041.

“Redemption Fee” means, as of any Valuation Date, an amount per Security equal to the product of (i) 0.125% times (ii) the Current Principal Amount as of such Valuation Date.

“Relevant Exchange” means, with respect to the S&P 500® Index, the primary exchange or market of trading for any equity security (or any combination thereof) then included in the S&P 500® Index or, with respect to the VIX Index or any relevant successor index, the primary exchange or market for SPX Options or futures on the VIX Index (or futures on the relevant successor index).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

“SPX Options” means the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500® Index used in the calculation of the VIX Index.

“Successor Index” means any substitute index approved by the Calculation Agent as a Successor Index pursuant to Section 3 hereof.

“Tracking Fee” means, (1) on the Initial Trade Date zero; (2) on each subsequent calendar day, the product of (i) 1.35% divided by 365 times (ii) the Current Principal Amount on the immediately preceding calendar day.

“Trading Day” means a day on which (1) it is a Business Day, (2) trading is generally conducted on NYSE Arca, Inc. and (3) trading is generally conducted on the CBOE, in each case as determined by the Calculation Agent in its sole discretion.

“Valuation Date” means, (i) with respect to an early redemption, the third Trading Day prior to the related Redemption Date, which day is also the first Trading Day following the date that a redemption notice and redemption confirmation are delivered in compliance with the redemption procedures pursuant to Section 5 hereof, (ii) with respect to the Company’s exercise of its “Call Right” pursuant to Section 6 hereof, the third Trading Day prior to the Call Settlement Date, (iii) with respect to an acceleration upon the minimum indicative value or maximum intraday index value, the Acceleration Date, and (iv) with

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respect to the Maturity Date, the Final Valuation Date. If any of the applicable Valuation Dates, including the Final Valuation Date, is not a Trading Day, then such Valuation Date or Final Valuation Date will be the next succeeding Trading Day, but such delay will not exceed three Trading Days. Each Valuation Date and the Final Valuation Date are subject to adjustment as provided in Section 3 hereof.

“VIX Index” means the CBOE Volatility Index.

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1. Promise to Pay at Maturity, Upon Early Redemption, Upon Exercise of Call Right or Upon Acceleration

UBS AG, a corporation duly organized and existing under the laws of Switzerland (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum, calculated as provided under (i) “Early Redemption” and elsewhere on the face of this Security on the applicable Redemption Date, in the case of any Securities in respect of which a Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, (ii) “Call Right” and elsewhere on the face of this Security on the Call Settlement Date, in the case of Securities subject to the Company’s exercise of its Call Right, (iii) “Acceleration upon Minimum Indicative Value or Maximum Intraday Index Value” and elsewhere on the face of this Security on the Acceleration Settlement Date, in the case of Securities subject to acceleration upon minimum indicative value, or (iv) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date, in the case of all other Securities.

2. Payment of Interest

The principal of this Security shall not bear interest.

3. Discontinuance or Modification of the Index; Market Disruption Event

If the Index Sponsor discontinues publication of or otherwise fails to publish the Index, and another entity publishes an index that the Calculation Agent determines to be comparable to the discontinued Index and the Calculation Agent approves such index as a Successor Index, then the Calculation Agent will determine the value of the Index on the applicable Valuation Date and the amount payable at maturity or call, upon acceleration or upon early redemption by reference to such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the trustee, to the Company and to the Holders of the Securities.

If the Calculation Agent determines that the publication of the Index is discontinued and there is no Successor Index, or that a Market Disruption Event or force majeure event has occurred and is continuing on the date on which the value of the Index is required to be determined, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, or is due to any other reason, then the Calculation Agent will be permitted (but not required) to make such adjustments to the Index

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or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable at maturity, call, acceleration or upon early redemption is equitable.

If the Index is not published on a Trading Day, or if a Market Disruption Event or a force majeure event has occurred or is occurring, and such event affects that Index, any futures contract underlying the Index and/or the ability of the Company to hedge the Index, the Calculation Agent may (but is not required to) make determinations and/or adjustments to the Index or method of calculating the Index. The determination of the value of this Security on a Valuation Date, including the Final Valuation Date, may be postponed if the Calculation Agent determines that a Market Disruption Event or force majeure event has occurred or is continuing on such Valuation Date. In that event, the applicable Valuation Date will be the next following Trading Day on which a Market Disruption Event or force majeure event does not occur and is not continuing. In no event, however, will a Valuation Date be postponed by more than three Trading Days. If a Valuation Date is postponed until the third Trading Day following the scheduled Valuation Date but a Market Disruption Event or force majeure event occurs or is continuing on such day, that day will nevertheless be the Valuation Date and the Calculation Agent will make a good faith estimate in its sole discretion of the value of the Index for such day. All determinations and adjustments to be made by the Calculation Agent may be made in the Calculation Agent’s sole discretion.

If the Calculation Agent determines that a Market Disruption Event or force majeure event occurs or is continuing on September 3, 2041, then the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event or force majeure event does not occur and is not continuing. In no event will the Final Valuation Date be posptoned by more than three Trading Days. If the third Trading Day before September 3, 2041 does not qualify as the Final Valuation Date because the Calculation Agent has determined that a Market Disruption Event or force majeure event has occurred or is continuing, then the Maturity Date will be the third Trading Day following the Final Valuation Date.

4. Payment at Maturity, Upon Early Redemption, on the Call Settlement Date or on the Acceleration Settlement Date

The payment of this Security that becomes due and payable on the Maturity Date, a Redemption Date, the Acceleration Date or the Call Settlement Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided herein under “Payment at Maturity,” “Early Redemption,” “Acceleration upon Minimum Indicative Value or Maximum Intraday Index Value” and “Call Right,” respectively. The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the principal referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment at maturity, acceleration or upon early redemption or call of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security. This Security shall

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cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5. Procedure for Early Redemption

Subject to the minimum redemption amount provided under “Early Redemption,” the Holder may require the Company to redeem the Holder’s Securities during the term of the Securities on any Redemption Date on or after September 19, 2011 to and including August 30, 2041, provided that such Holder instructs its broker or other person through whom the Securities are held to (i) deliver a redemption notice to the Company via email no later than 12:00 noon (New York City time) on the Trading Day immediately preceding the applicable Valuation Date; (ii) deliver the signed redemption confirmation to the Company via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day; (iii) instruct the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price equal to the Redemption Amount; and (iv) cause the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

6. Call Right

The Securities are subject to redemption upon not less than ten (10) calendar days’ prior notice on any Trading Day on or after September 12, 2012 through and including the Maturity Date, as a whole and not in part, at the election of the Company. If the Company elects to redeem the Securities on the Call Settlement Date, the Holder will receive a cash payment equal to the Call Settlement Amount.

7. Role of Calculation Agent

The Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including at maturity, acceleration or upon early redemption or call, Market Disruption Events, force majeure events, Business Days, Trading Days, the Daily Index Factor, the Tracking Fee, the Event Risk Weekly Hedge Cost, the Redemption Fee and the Current Principal Amount, the payment at maturity, if any, that the Company will pay the Holder at maturity, the Acceleration Amount, if any, that the Company will pay the Holder on the Acceleration Settlement Date, the Redemption Fee, if any, that the Company will pay the Holder upon redemption, if applicable, the Call Settlement Amount, if any, that the Company will pay the Holder in the event that the Company calls the Securities and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent. The Holder of this Security shall not be entitled to any compensation from the Company for any loss suffered as a result of any determinations or calculations made by the Calculation Agent.

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The Company shall take such action as shall be necessary to ensure that there is, at all relevant times, a financial institution serving as the Calculation Agent hereunder.

The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the Calculation Agent. Insofar as this Security provides for the Calculation Agent to determine Market Disruption Events, force majeure events, Business Days, Trading Days, the Daily Index Factor, the Tracking Fee, the Event Risk Weekly Hedge Cost, the Redemption Fee and the Current Principal Amount, the payment at maturity, if any, that the Company will pay the Holder at maturity, the Acceleration Amount, if any, that the Company will pay the Holder on the Acceleration Settlement Date, and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent on any date or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, affiliates of the Calculation Agent or affiliates of the Company.

8. Tax Characterization

By its purchase of this Security, the Holder, on behalf of itself and any other Person having a beneficial interest in this Security, hereby agrees with the Company (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat this Security for all U.S. federal income tax purposes as a pre-paid derivative contract with respect to the Index.

9. Split or Reverse Split of the Securities

If the Current Principal Amount on any Business Day is above $400.00, the Company may, but shall not be required to, initiate a 4-for-1 split of the Securities. If the Current Principal Amount on any Business Day is below $100.00, the Company may, but shall not be required to, initiate a 1-for-4 reverse split of the Securities.

If the Securities are split, the terms of the Securities (including without limitation the Current Principal Amount) will be adjusted accordingly as described below. If the Securities undergo a 4-for-1 split, each Holder of a Security on the relevant record date will, after the split, hold four Securities. The record date for any split shall be the 9th Business Day after the day on which the Company’s right to initiate a split was triggered by the Current Principal Amount being above $400.00. The Current Principal Amount on such record date would be divided by four to reflect the 4-for-1 split of the Securities. Any adjustment of the Current Principal Amount will be rounded to eight decimal places. Settlement of any split shall be on a standard T+3 basis.

In the case of a reverse split, the Company may address odd numbers of Securities in a manner determined by it in its sole discretion. If the Securities undergo a 1-for-4 reverse split, each Holder who holds four Securities on the relevant record date will, after the reverse split, hold only one Security and adjustments will be made as described

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below. The record date for any reverse split shall be the 9th Business Day after the day on which the Company’s right to initiate a reverse split was triggered by the Current Principal Amount being below $100.00. The Current Principal Amount on such record date would be multiplied by four to reflect the 1-for-4 reverse split of the Securities. Any adjustment of the Current Principal Amount will be rounded to eight decimal places. Settlement of any split shall be on a standard T+3 basis.

In the case of a reverse split, Holders who own a number of Securities on the record date which is not evenly divisible by four will receive the same treatment as all other Holders for the maximum number of Securities they hold which is evenly divisible by four, and the Company will have the right to compensate Holders for their remaining or “partial” Securities in a manner determined by it in its sole discretion.

10. Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the applicable Valuation Date or Final Valuation Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York, provided, however, that payment on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or any Redemption Date shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

All dollar amounts related to the determination of the Current Principal Amount, the Redemption Amount, the Redemption Fee, the Tracking Fee, the Call Settlement Amount and the Acceleration Amount per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

11. Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

12. Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: September 12, 2011

UBS AG

By:

By:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated: September 12, 2011

U.S. BANK TRUST NATIONAL ASSOCIATION, AS TRUSTEE

By:
Authorized Signatory

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(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under the Indenture, dated as of November 21, 2000, as amended and supplemented by the First Supplemental Indenture, dated as of February 28, 2006 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to an aggregate initial offering price not to exceed $100,000,000 (or the equivalent thereof in any other currency or currencies or currency units), which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without withholding or deduction for or on account of any present or future tax, duty, assessment or governmental charge (“Taxes”) imposed upon or as a result of such payments by Switzerland or any jurisdiction in which a branch of the Company through which the Securities are issued is located (or any political subdivision or taxing authority thereof or therein) (a “Relevant Jurisdiction”), unless required by law. To the extent any such Taxes are so levied or imposed, the Company will, subject to the exceptions and limitations set forth in Section 1007 of the Indenture, pay such additional amounts (“Additional Amounts”) to the Holder of any Security who is not a resident of the Relevant Jurisdiction as may be necessary in order that every net payment of the principal of such Security and any other amounts payable on such Security, after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount provided for in such Security to be then due and payable.

In addition to its ability to redeem this Security pursuant to the foregoing, if at any time as a result of any change in or amendment to the laws or regulations of a Relevant Jurisdiction affecting taxation, or a change in any application or interpretation of such laws or regulations (including the decision of any court or tribunal) either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Initial Trade Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than ten nor more

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than sixty days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve the relative economic position of the Company and the Holders of Outstanding Securities.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

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As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate Principal Amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $100.00. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.